Exhibit 99.1

VISION HYDROGEN ACQUIRES HYDROGEN PRODUCER VOLTH2

JERSEY CITY, New Jersey, November 9, 2021 (GLOBE NEWSWIRE) – Vision Hydrogen Corporation (OTCQB:VIHD) (the “Company”) announces the completion of the acquisition of VoltH2 Holdings AG (“VoltH2”), one of Western Europe’s leading developers of hydrogen production facilities and infrastructure.

VoltH2

Founded in June 2020, VoltH2 is a European-based developer of clean hydrogen production facilities for the supply of commercial offtake volumes of clean hydrogen to manufacturers, gas and power traders, industrial consumers, and both heavy and marine transportation sectors that have pivoted away from carbon emitting energy sources and fuels.

VoltH2 has a proven track record of maturing development sites through to permit, having received development approvals to construct a 25MW electrolyser plant scalable to 100MW in the strategically located North Sea Port of Vlissingen, Netherlands. VoltH2 has submitted and is in the advanced stages of permitting for a second 25MW electrolyser plant in the North Sea Port of Terneuzen scalable to 75MW. At full scale, the combined capacity of both plants will be 175 MW, with the potential to produce 24.5 MM kgs H2 per annum.

VoltH2 is leveraging its first-mover advantage to replicate its successful model, with the near-term goal of accumulating a significant inventory of strategic development sites adjacent to existing gas and power infrastructure accelerating the development to the production phase for its clean hydrogen facilities at commercial and industrial scale. Proximity to high capacity grid and connection points for accessing low-carbon or renewable electrons will allow VoltH2 to produce clean hydrogen that can be supplied directly into existing and planned distribution networks across Europe.

Transaction

The Company has acquired the remaining 84.1% interest of VoltH2, and together with its existing 15.9% interest the Company now owns 100% of VoltH2. The purchase was completed in exchange for 8,409,000 shares of the Company’s common stock which the parties agreed to value at USD $4.00 per share for an agreed enterprise valuation of USD $40,000,000 ($33,636,000, net of the Company’s existing interest).

Appointments

In connection with Company’s acquisition of VoltH2 the Company is pleased to announce the following appointments.

Andrew Hromyk has been appointed as the Company’s Co-Chief Executive Officer and a Director. Mr. Hromyk is a founding shareholder of VoltH2 and has been an active investor in and operator of numerous development companies during his 30-year career. Since 1995, Mr. Hromyk has been Principal of First Finance Limited and its sister company Century Capital Management Ltd., a Private Equity investment advisory group based in Vancouver, British Columbia with a proven track record of returning significant value to stakeholders by making early-mover strategic investments in advance of developing markets or cycles through both private and public companies. Mr. Hromyk has supported industrial, chemical and energy operations domestically in Arkansas, Permian Basin, Central & South Texas, and Alberta, Internationally in China, Papua New Guinea and Africa. An active investor, Mr. Hromyk has been intensely involved with companies developing a diverse range of technologies, from enhanced and conventional hydrocarbon recovery processes to wireless infrastructure applications, and has also participated in numerous commercial real estate developments.

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Andre Jurres has also been appointed as the Company’s Co-Chief Executive Officer and a Director. Mr. Jurres is a founding shareholder of VoltH2, and brings over 20 years’ experience across the energy and telecom sectors. Mr. Jurres was founder and CEO of Essent Belgium, a residential and commercial energy supplier in Belgium. Mr. Jurres was also a co-founder of NPG Energy, an operator of green power projects in the Benelux region. Mr. Jurres has also held other senior positions with Dong Energy, TeliaSonera, Belgacom and KPN mobile.

Arron Smyth has been appointed as the Company’s Executive Vice-President of Corporate Development. Mr. Smyth has over 17 years’ business experience spanning financial services, investment banking, business leadership and operations in both developed and emerging markets. Since 2018 Mr. Smyth has been Managing Director Europe for the First Finance group of companies, developing and supporting the group’s private equity investments and projects including Evolution Terminals, a Netherlands-based developer of tank terminal and port infrastructure for the bulk storage and handling of clean and sustainable energy products.

Andy Hidalgo, the Company’s former CEO, has been appointed as the Company’s Senior Vice-President. Mr. Hidalgo has also resigned as a director to facilitate the appointment of Messrs. Hromyk and Jurres to the Board.

About Vision Hydrogen

Vision Hydrogen is focused on hydrogen production for transportation and power requirements, with a goal of contributing to a clean-energy environment. Our commitment is to provide the highest-quality hydrogen production, storage and distribution services for the hydrogen economy supply chain, serving residential, commercial and government sector. Through its wholly-owned subsidiary VoltH2, Vision Hydrogen designs, develops, constructs and operates green hydrogen plants in Northwestern Europe, with production facilities being developed in Vlissingen and Terneuzen (the Netherlands). Plant production forecasts are to commence production output in 2023 and each plant will have the capacity to produce up to 3.5 million kilograms (3,500 tonnes) of green hydrogen per year, scalable up to a combined 24.5 million kilograms (24,500 tonnes). Strategically located within North Sea Port, the end product will be transportable by road, rail, waterways and pipeline. Local industry will be able to purchase green hydrogen in order to meet its environmental objectives. For more information visit www.visionh2.com.

Contact:

Vision Hydrogen Corporation/Investor Relations

95 Christopher Columbus Drive, 16th Floor

Jersey City, NJ 07302

551-298-3600 USA

www.visionh2.com

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “forecast”, “anticipate,” “believe,” “forecast,” “estimate,” “expect” and “intend,” among others. These forward-looking statements are based on current expectations, and actual results could differ materially. The Company does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.